C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2021 First Quarter Results
MINNEAPOLIS, MN, April 27, 2021 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2021.
First Quarter Key Metrics:
•Total revenues increased 26.3 percent to $4.8 billion
•Gross profits increased 23.7 percent to $697.7 million
•Adjusted gross profits(1) increased 23.7 percent to $702.4 million
•Income from operations increased 104.1 percent to $223.3 million
•Adjusted operating margin(1) increased 1,250 basis points to 31.8 percent
•Diluted earnings per share (EPS) increased 124.6 percent to $1.28
•Cash flow from operations decreased $115.2 million to $56.7 million used by operations
(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted these Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 9 for further discussion and a GAAP to Non-GAAP reconciliation.

"We are proud of our first quarter results. As global shipping markets remain disrupted, our team around the globe stayed focused on serving the needs of our customers and delivering innovative solutions to keep global supply chains moving. During the quarter, we delivered strong financial results, while continuing to deliver against many of our initiatives related to growth, productivity and the advancement of our digital strategy," said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. "We generated 125% growth in earnings per share due to profit growth in our two largest business segments, North American Surface Transportation ('NAST') and Global Forwarding. NAST's adjusted gross profit per business day increased 15% and operating income was up 39% compared to the first quarter of 2020. These results were driven by a 23% improvement in adjusted gross profit per load in our truckload business coupled with continued strong market share gains in our less than truckload business where volume per business day increased 17% year over year. Bolstering these results were continued benefits of our technology investments, which continue to unlock productivity gains and deliver customer value in new and exciting ways. Our Global Forwarding business delivered a 118% increase in total revenues, a 67% increase in adjusted gross profits and a 658% increase in operating income. The forwarding team successfully worked with customers across the globe to navigate a difficult and disrupted market, leading to increased award sizes with current customers and thousands of new commercial relationships."

First Quarter Results Summary
•Total revenues increased 26.3 percent to $4.8 billion, driven primarily by higher pricing and higher volume across most of our service lines.
•Gross profits increased 23.7 percent to $697.7 million. Adjusted gross profits increased 23.7 percent to $702.4 million, primarily driven by higher pricing in our truckload, ocean and air service lines, higher volume in our ocean, less than truckload ("LTL") and air service lines and contributions from the acquisition of Prime Distribution Services ("Prime").
•Operating expenses increased 4.5 percent to $479.1 million, due to higher personnel expenses. Personnel expenses increased 9.3 percent to $360.8 million, primarily due to higher incentive compensation costs. Average headcount decreased 2.9 percent, despite headcount additions from Prime that added approximately 1.0 percentage point. Selling, general and administrative ("SG&A") expenses of $118.2 million decreased 7.9 percent, primarily due to lower travel expenses and credit losses.
•Income from operations totaled $223.3 million, up 104.1 percent due to the increase in adjusted gross profits. Adjusted operating margin of 31.8 percent increased 1,250 basis points.
•Interest and other expenses totaled $11.3 million, consisting primarily of $12.2 million of interest expense, which decreased $0.4 million versus last year due to a lower average debt balance and a lower average interest rate. The first quarter also included a $2.9 million unfavorable impact from foreign currency revaluation.
•The effective tax rate in the quarter was 18.3 percent compared to 17.1 percent in the first quarter last year. The rate increase was primarily due to higher profits.
•Net income totaled $173.3 million, up 121.8 percent from a year ago. Diluted EPS of $1.28 increased 124.6 percent.
•First quarter of 2021 had one less business day compared to the first quarter of 2020.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2021	2020	% change
Total revenues	$3,211,423	$2,823,745	13.7%
Adjusted gross profits(1)	421,108	372,778	13.0%
Income from operations	136,784	98,526	38.8%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for C.H. Robinson's NAST segment totaled $3.2 billion, an increase of 13.7 percent over the prior year, primarily driven by higher truckload pricing and an increase in LTL shipments, partially offset by a decrease in truckload volume. NAST adjusted gross profits increased 13.0 percent in the quarter to $421.1 million, with the March 2020 acquisition of Prime contributing 3.0 percentage points to NAST adjusted gross profit growth in the quarter. Adjusted gross profits in truckload increased 15.0 percent due to a 23 percent increase in adjusted gross profit per load, and LTL adjusted gross profits increased 6.9 percent versus the year-ago period. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 33 percent in the quarter, while truckload linehaul cost per mile, excluding fuel surcharges, increased approximately 33.5 percent. Truckload volume declined 6.5 percent in the quarter, and LTL volumes grew 15.0 percent. The first quarter of 2021 had one less business day than the first quarter of 2020. Truckload volume per business day declined 5.0 percent in the quarter, and LTL volume per business day grew 17.0 percent, resulting in overall NAST volume growth per business day of 7.0 percent. Operating expenses increased 3.7 percent primarily due to higher incentive compensation. Income from operations increased 38.8 percent to $136.8 million, and adjusted operating margin expanded 610 basis points to 32.5 percent. NAST average headcount was down 7.1 percent in the quarter, with Prime contributing 2.5 percentage points of growth.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2021	2020	% change
Total revenues	$1,156,039	$530,384	118.0%
Adjusted gross profits(1)	214,300	128,314	67.0%
Income from operations	90,589	11,959	657.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the Global Forwarding segment increased 118.0 percent to $1.2 billion, primarily driven by higher pricing and higher volume in both our ocean and air service lines, reflecting the strong demand environment, market share gains and strained capacity. Adjusted gross profits increased 67.0 percent in the quarter to $214.3 million. Ocean adjusted gross profits increased 93.9 percent, driven by higher pricing and a 27.0 percent increase in volumes. Adjusted gross profits in air increased 68.3 percent driven by higher pricing and a 7.0 percent increase in shipments. Customs adjusted gross profits increased 14.3 percent, primarily driven by a 13.5 percent increase in transaction volume. Operating expenses increased 6.3 percent, primarily driven by increased incentive compensation in personnel expenses and partially offset by lower amortization and travel expenses. First quarter average headcount decreased 1.8 percent. Income from operations increased 657.5 percent to $90.6 million, and adjusted operating margin expanded 3,300 basis points to 42.3 percent in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2021	2020	% change
Total revenues	$436,407	$450,879	(3.2)%
Adjusted gross profits(1):
Robinson Fresh	$24,948	$27,458	(9.1)%
Managed Services	25,556	22,527	13.4%
Other Surface Transportation	16,468	16,876	(2.4)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter Robinson Fresh adjusted gross profits decreased 9.1 percent to $24.9 million, primarily due to a 3.0 percent volume decline and margin compression in our retail vertical. Managed Services adjusted gross profits increased 13.4 percent in the quarter, primarily due to a 30.0 percent increase in volume. Other Surface Transportation adjusted gross profits decreased 2.4 percent to $16.5 million, primarily due to a 3.0 percent decline in Europe truckload volume.

Other Income Statement Items
The first quarter effective tax rate was 18.3 percent, up from 17.1 percent last year. We expect our 2021 full-year effective tax rate to be 20 to 22 percent. The first quarter rate is typically lower than our full-year rate due to the tax benefits related to delivery of annual stock-based compensation in the quarter.
Interest and other expenses totaled $11.3 million, consisting primarily of $12.2 million of interest expense, which decreased $0.4 million versus last year due to a lower average debt balance. The first quarter also included a $2.9 million unfavorable impact from foreign currency revaluation. These expenses were partially offset by a $2.9 million local government subsidy in Asia for achieving specified performance criteria that was almost entirely offset by a reduction in foreign tax credits within the provision for income taxes.
Diluted weighted average shares outstanding in the quarter were down 0.2 percent due primarily to share repurchases over the prior six months.

Cash Flow Generation and Capital Distribution
Cash used by operations totaled $56.7 million in the first quarter, compared to $58.5 million of cash generated in the first quarter of 2020. The $115.2 million decrease in cash flow was driven by a $468 million sequential increase in accounts receivable and contract assets, partially offset by a $216 million increase in accounts payable and accrued transportation expense and a $95 million increase in net income compared to the first quarter of 2020.
In the first quarter of 2021, $220.9 million was returned to shareholders, with $150.9 million in total repurchases of common stock and $70.0 million in cash dividends.
Capital expenditures totaled $13.5 million in the quarter. We continue to expect 2021 capital expenditures to be $55 million to $65 million, with the majority dedicated to technology.

Outlook
"In the first quarter, we delivered record revenues, adjusted gross profit, net income and EPS relative to all past first quarters and demonstrated the strength and earnings power of our non-asset-based business model," Biesterfeld stated. "Looking forward, we will stay the course with our strategy of pursuing market share gains that align with our profitability expectations and will continue to invest back into the business in order to drive innovation and improve service to our customers and carriers. Within our NAST business, we expect tight market conditions to continue through the balance of this year. Regardless of how cyclical market conditions change and evolve, we will stay focused on driving growth and expanding our business with customers across our global suite of modes and services. We're very pleased with the performance of our Global Forwarding business, where we have built sustainable competitive advantages due to structural changes that we’ve made over the last few years. Across the board, as one of the world’s largest aggregators of a highly fragmented and diverse carrier base on multiple continents, we're committed to creating better outcomes for our customers and our carriers by delivering industry-leading technology that's built by and for supply chain experts. We're also firmly committed to being a responsible corporate citizen, and we’re proud of the tools that we can now offer to advance sustainability across the logistics industry. Lastly, I’d like to thank the Robinson team members around the world for continuing to drive our company forward and for helping our company to emerge stronger."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $21 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 105,000 customers and 73,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2021 Earnings Conference Call
Tuesday, April 27, 2021; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended March 31,
	2021	2020	% change
Adjusted gross profits(1):
Transportation
Truckload	$300,023	$264,926	13.2%
LTL	121,553	113,909	6.7%
Ocean	135,510	69,902	93.9%
Air	45,894	28,338	62.0%
Customs	24,222	21,193	14.3%
Other logistics services	51,740	43,737	18.3%
Total transportation	678,942	542,005	25.3%
Sourcing	23,438	25,948	(9.7)%
Total adjusted gross profits	$702,380	$567,953	23.7%
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(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended March 31,
	2021	2020
Revenues:
Transportation	$4,560,227	$3,542,118
Sourcing	243,642	262,890
Total revenues	4,803,869	3,805,008
Costs and expenses:
Purchased transportation and related services	3,881,285	3,000,113
Purchased products sourced for resale	220,204	236,942
Direct internally developed software amortization	4,647	3,745
Total direct expenses	4,106,136	3,240,800
Gross profit	$697,733	$564,208
Plus: Direct internally developed software amortization	4,647	3,745
Adjusted gross profit	$702,380	$567,953

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended March 31,
	2021	2020

Total Revenues	$4,803,869	$3,805,008
Operating income	223,329	109,440
Operating margin	4.6%	2.9%

Adjusted gross profit	$702,380	$567,953
Operating income	223,329	109,440
Adjusted operating margin	31.8%	19.3%

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2021	2020

Revenues:
Transportation	$4,560,227	$3,542,118
Sourcing	243,642	262,890
Total revenues	4,803,869	3,805,008
Costs and expenses:
Purchased transportation and related services	3,881,285	3,000,113
Purchased products sourced for resale	220,204	236,942
Personnel expenses	360,835	330,220
Other selling, general, and administrative expenses	118,216	128,293
Total costs and expenses	4,580,540	3,695,568
Income from operations	223,329	109,440
Interest and other expense	(11,260)	(15,228)
Income before provision for income taxes	212,069	94,212
Provision for income taxes	38,764	16,066
Net income	$173,305	$78,146

Net income per share (basic)	$1.29	$0.58
Net income per share (diluted)	$1.28	$0.57

Weighted average shares outstanding (basic)	134,508	135,474
Weighted average shares outstanding (diluted)	135,745	135,969

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2021
Total revenues	$3,211,423	$1,156,039	$436,407	$4,803,869
Adjusted gross profits(1)	421,108	214,300	66,972	702,380
Income (loss) from operations	136,784	90,589	(4,044)	223,329
Depreciation and amortization	6,625	5,649	11,004	23,278
Total assets (2)	3,218,084	1,582,967	795,572	5,596,623
Average headcount	6,537	4,735	3,725	14,997

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2020
Total revenues	$2,823,745	$530,384	$450,879	$3,805,008
Adjusted gross profits(1)	372,778	128,314	66,861	567,953
Income (loss) from operations	98,526	11,959	(1,045)	109,440
Depreciation and amortization	5,254	9,149	9,990	24,393
Total assets (2)	2,942,719	934,625	970,976	4,848,320
Average headcount	7,038	4,824	3,588	15,450
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(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$217,611	$243,796
Receivables, net of allowance for credit loss	2,874,463	2,449,577
Contract assets, net of allowance for credit loss	240,488	197,176
Prepaid expenses and other	77,547	51,152
Total current assets	3,410,109	2,941,701

Property and equipment, net of accumulated depreciation and amortization	174,119	178,949
Right-of-use lease assets	313,463	319,785
Intangible and other assets, net of accumulated amortization	1,698,932	1,703,823
Total assets	$5,596,623	$5,144,258

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,475,705	$1,283,364
Accrued expenses:
Compensation	110,003	138,460
Transportation expense	177,618	153,574
Income taxes	71,056	43,700
Other accrued liabilities	150,337	154,460
Current lease liabilities	66,188	66,174
Current portion of debt	250,000	—
Total current liabilities	2,300,907	1,839,732

Long-term debt	1,093,517	1,093,301
Noncurrent lease liabilities	262,559	268,572
Noncurrent income taxes payable	24,682	26,015
Deferred tax liabilities	32,236	22,182
Other long-term liabilities	14,535	14,523
Total liabilities	3,728,436	3,264,325

Total stockholders’ investment	1,868,187	1,879,933
Total liabilities and stockholders’ investment	$5,596,623	$5,144,258

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income	$173,305	$78,146
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	23,278	24,393
Provision for credit losses	(1,250)	5,675
Stock-based compensation	23,989	11,397
Deferred income taxes	3,869	1,622
Excess tax benefit on stock-based compensation	(7,853)	(3,737)
Other operating activities	488	788
Changes in operating elements, net of acquisitions:
Receivables	(437,862)	(133,142)
Contract assets	(43,495)	8,713
Prepaid expenses and other	(26,692)	(11,038)
Accounts payable and outstanding checks	206,237	98,946
Accrued compensation	(27,977)	(23,879)
Accrued transportation expenses	24,044	(7,294)
Accrued income taxes	34,087	5,196
Other accrued liabilities	(1,959)	1,829
Other assets and liabilities	1,099	884
Net cash (used for) provided by operating activities	(56,692)	58,499

Investing activities:
Purchases of property and equipment	(5,435)	(7,841)
Purchases and development of software	(8,071)	(6,862)
Acquisitions, net of cash acquired	—	(223,617)
Net cash used for investing activities	(13,506)	(238,320)

Financing activities:
Proceeds from stock issued for employee benefit plans	17,709	11,269
Total repurchases of common stock	(150,916)	(82,358)
Cash dividends	(70,030)	(69,871)
Proceeds from short-term borrowings	816,000	765,600
Payments on short-term borrowings	(566,000)	(587,600)
Net cash used for financing activities	46,763	37,040
Effect of exchange rates on cash	(2,750)	(10,505)

Net change in cash and cash equivalents	(26,185)	(153,286)
Cash and cash equivalents, beginning of period	243,796	447,858
Cash and cash equivalents, end of period	$217,611	$294,572

	As of March 31,
Operational Data:	2021	2020
Employees	15,105	15,474

Source: C.H. Robinson
CHRW-IR